PRESS RELEASE                 FOR IMMEDIATE RELEASE Exhibit 99.1
May 14, 2015

CONTACT: Craig Allen,
Chief Financial Officer
800/283-2357

America First Multifamily Investors, L.P. Closes on an Unsecured Line of Credit of up to $50 Million with Lead Participant, Bankers Trust Company

Omaha, Nebraska - May 14, 2015 - America First Multifamily Investors L.P. (NASDAQ: ATAX) (the “Company”) today announced it has closed on an Unsecured Line of Credit of up to $50 million with its lead participant, Bankers Trust Company. The Line of Credit (“LOC”) has a two year term, with annual renewal periods of one year, and bears a variable rate of interest based on the 30-Day LIBOR rate.

“This Unsecured Line of Credit will allow us to continue to pursue our strategic initiatives and provide enhanced value to our unitholders through additional growth in multifamily investments,” commented Chad Daffer, Fund Manager of America First Multifamily Investors, L.P. “We are pleased to partner with our lead participant, Bankers Trust Company, in this effort.” The Company plans to use the proceeds from the new LOC primarily to increase its investment in its core business of acquiring, holding, and selling a portfolio of mortgage revenue bonds issued to provide financing for multifamily properties, the interest on which the Company expects and believes is excludable from gross income for federal income tax purposes.

The Company also has access to a long-term secured debt financing facility through Freddie Mac’s Tax-Exempt Bond Securitization (TEBS) program. This financing facility has the advantage of providing the Company with long-term variable rate debt at prevailing short-term, tax-exempt rates.

Safe Harbor Statement
Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by ATAX with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.